EXHIBIT 99.1

First Citizens Reports Earnings for First Quarter 2011

RALEIGH, N.C., April 25, 2011 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending March 31, 2011, of $62.7 million, compared to $106.6 million for the corresponding period of 2010, according to Frank B. Holding Jr., chairman of the board. Earnings for the first quarter of 2011 included an acquisition gain of $65.5 million resulting from an FDIC-assisted transaction involving United Western Bank (UWB) of Denver, Colorado, while the first quarter of 2010 included gains totaling $136.0 million from FDIC-assisted transactions involving the assets and liabilities of First Regional Bank (FRB) of Los Angeles, California and Sun American Bank (SAB) of Boca Raton, Florida. The after-tax impact of the 2011 gain was $39.9 million, compared to after-tax gains of $82.7 million during 2010.

Per share income for the first quarter 2011 totaled $6.01, compared to $10.22 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 1.19 percent and an annualized return on average equity of 14.51 percent, compared to respective returns of 2.12 percent and 26.62 percent for the same period of 2010.

The general level and comparability of BancShares' results of operations for 2011 and 2010 are affected by the FDIC-assisted transactions. Bargain purchase gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are included in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized as interest income over the remaining life of the loan. For loans covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.

FIRST QUARTER HIGHLIGHTS

  First quarter net interest income equaled $204.0 million, up 35.1 percent from the first quarter of 2010.
  Average loans and leases, including those acquired in FDIC-assisted transactions, increased $115.0 million, or 0.8 percent.
  Average deposits, including those assumed in FDIC-assisted transactions, increased $1.5 billion, or 9.0 percent.
  First quarter 2011 earnings were influenced by several significant items arising from the FDIC-assisted transactions, including:
  a $65.5 million bargain purchase gain on the UWB transaction,
  $32.6 million of provision for loan and lease losses,
  $29.3 million in interest income from accretion of fair value discounts including discounts related to large unscheduled payments and a $23.4 million charge to noninterest income arising from corresponding adjustments to the FDIC receivable.
  First quarter 2010 earnings also included various items arising from FDIC-assisted transactions:  $136.0 million bargain purchase gains on the FRB and SAB transactions, $3.3 million of provision for loan and lease losses, and $2.6 million of credits to noninterest income arising from adjustments to the FDIC receivable.
  Net charge-offs on noncovered loans equaled $10.4 million, or 0.37 percent of average noncovered loans, down 23.6 percent from the first quarter 2010.
  Excluding bargain purchase gains and the effect of post-acquisition adjustments from the FDIC-assisted transactions, noninterest income increased 0.7 percent during the first quarter 2011 compared to the prior year.
  First quarter 2011 noninterest expenses were up $17.1 million, or 9.9 percent, primarily from increased salary costs, technology investments and expenses related to the FDIC-assisted transactions.

NET INTEREST INCOME

First quarter net interest income increased $53.0 million, or 35.1 percent, from the same period of 2010, due to a significant increase in interest-earning assets and the accretion of fair value discounts. Average interest-earning assets increased $1.6 billion, or 8.9 percent, due to organic growth in the legacy branch network and the effect of the FDIC-assisted transactions. Large unscheduled loan payments and other adjustments recorded during the first quarter 2011 resulted in $29.3 million of fair value discount accretion, which increased interest income. No similar adjustments were recorded in the first quarter of 2010. The favorable first quarter 2011 interest income adjustments were partially offset by a corresponding $23.4 million reduction in the FDIC receivable, recorded as a reduction in noninterest income. The taxable-equivalent net yield on interest-earning assets increased 84 basis points when compared to the first quarter of 2010. The increase in the net yield was primarily due to reduced deposit costs and the favorable impact of acquired loans and assumed deposits, including the impact of fair value discounts accreted into income during the first quarter of 2011.

Interest-earning assets averaged $19.1 billion during the first quarter of 2011. Average loans increased $115.0 million, or 0.8 percent, since the first quarter of 2010, as the impact of loans acquired from UWB was largely offset by the repayments of loans acquired in earlier FDIC-assisted transactions. Non-covered loan balances were flat. Average investment securities grew $1.5 billion, or 49.3 percent, resulting from strong deposit growth within the legacy branch network well in excess of loan demand.

Average interest-bearing liabilities increased by $862.4 million, or 5.9 percent, during the first quarter of 2011, due to higher levels of deposits. The rate on interest-bearing liabilities decreased 30 basis points to 1.07 percent during the first quarter of 2011, due principally to an improved mix of lower rate interest-bearing checking and money market balances versus time deposits.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses equaled $44.4 million during the first quarter of 2011, a $27.5 million increase from the same period of 2010, due to a $29.2 million increase in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. The unfavorable provision for loan and lease losses for acquired loans was partially offset by $23.6 million in higher credits to noninterest income as a result of larger increases in the FDIC receivable in the first quarter of 2011 as compared to the first quarter of 2010. Net charge-offs on noncovered loans during the first quarter 2011 equaled $10.4 million, compared to $13.6 million during the first quarter 2010. On an annualized basis, noncovered net charge-offs for the first quarter of 2011 represented 0.37 percent of average noncovered loans and leases, compared to 0.47 percent for the same period of 2010. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $29.2 million during the first quarter of 2011, which, on an annualized basis, represented 4.80 percent of average covered loans. No covered loan charge-offs were recorded during the first quarter of 2010.

NONINTEREST INCOME

Total noninterest income declined $80.9 million, or 38.2 percent, from the first quarter of 2010.  The first quarter of 2011 and 2010 included acquisition gains of $65.5 million and $136.0 million respectively. Also contained in noninterest income for the first quarter of 2011 and 2010 are net charges of $10.4 million and net credits of $2.6 million respectively resulting from adjustments to the FDIC receivable for assets covered by loss share agreements. The adjustment to the FDIC receivable represents the impact of reductions to the receivable resulting from large unscheduled acquired loan payments and other acquired loan adjustments, partially offset by increases to the receivable resulting from post-acquisition deterioration of acquired loans. Cardholder and merchant services income increased $3.0 million, or 12.6 percent, during the first quarter of 2011 due to higher transaction volume. Wealth management services increased $1.6 million, or 13.2 percent, versus the first quarter of 2010, due to strong levels of new business as well as higher asset values. Due to changes in regulations governing deposit account overdrafts that became effective in the third quarter of 2010, deposit service charges declined $3.0 million, or 16.1 percent, during the first quarter as compared to the same period of 2010.

NONINTEREST EXPENSE

Noninterest expense equaled $190.0 million during the first quarter of 2011, up $17.1 million, or 9.9 percent from the first quarter 2010. Salary expense increased $3.6 million, or 5.0 percent, due to merit increases that were effective in April 2010 and the addition of positions to manage the growth from the FDIC-assisted transactions. Occupancy expense, external processing costs and collection expenses increased due to the FDIC-assisted transactions, while equipment costs grew as a result of higher hardware and software expenses. Growth in transaction volume caused cardholder and merchant processing expense to increase. FDIC insurance expenses increased primarily due to higher deposit levels.

NONPERFORMING ASSETS

Nonperforming assets covered by FDIC loss share agreements totaled $405.7 million as of March 31, 2011, compared to $257.6 million at March 31, 2010, primarily due to loans placed on nonaccrual subsequent to the transaction dates and nonperforming assets arising from the UWB transaction. Nonperforming assets not covered by FDIC loss share agreements totaled $206.8 million at March 31, 2011, compared to $159.6 million at March 31, 2010. Nonperforming assets not covered by FDIC loss share agreements represent 1.80 percent of non-covered loans, leases and OREO as of March 31, 2011, compared to 1.37 percent as of March 31, 2010.

CAPITAL

First Citizens BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.35 percent at March 31, 2011, down only one basis point from March 31, 2010, despite strong growth in total assets. Both the total risk-based capital and tier 1 risk-based capital ratios increased from March 31, 2010, to levels of 17.32 percent and 15.24 percent at March 31, 2011, respectively.

ABOUT FIRST CITIZENS BANCSHARES

BancShares is the financial holding company for First Citizens Bank. First Citizens Bank and its IronStone Bank division provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 440 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended March 31
(thousands, except share data; unaudited)	2011	2010
Interest income	$ 245,200	$ 200,700
Interest expense	41,213	49,664
Net interest income	203,987	151,036
Provision for loan and lease losses	44,419	16,930
Net interest income after provision for loan and lease losses	159,568	134,106
Gain on acquisitions	65,508	136,000
Other noninterest income	65,582	75,949
Noninterest expense	190,028	172,950
Income before income taxes	100,630	173,105
Income taxes	37,951	66,494
Net income	$ 62,679	$ 106,611
Taxable-equivalent net interest income	$ 204,939	$ 151,870
Net income per share	$ 6.01	$ 10.22
Cash dividends per share	0.30	0.30
Profitability Information (annualized)
Return on average assets	1.19%	2.12%
Return on average equity	14.51	26.62
Taxable-equivalent net yield on interest-earning assets	4.36	3.52

CONDENSED BALANCE SHEETS
(thousands, except share data; unaudited)	March 31 2011	December 31 2010	March 31 2010
Assets
Cash and due from banks	$ 406,252	$ 460,178	$ 745,180
Investment securities	4,204,357	4,512,608	3,378,482
Loans covered by FDIC loss share agreements	2,658,134	2,007,452	2,602,261
Loans and leases not covered by FDIC loss share agreements	11,392,351	11,480,577	11,640,041
Allowance for loan and lease losses	(232,597)	(227,765)	(176,273)
Receivable from FDIC for loss share agreements	624,322	623,261	687,455
Other assets	2,114,676	1,950,348	2,338,545
Total assets	$ 21,167,495	$ 20,806,659	$ 21,215,691
Liabilities and shareholders' equity
Deposits	$ 17,811,736	$ 17,635,266	$ 17,843,827
Other liabilities	1,566,626	1,438,431	1,704,274
Shareholders' equity	1,789,133	1,732,962	1,667,590
Total liabilities and shareholders' equity	$ 21,167,495	$ 20,806,659	$ 21,215,691
Book value per share	$ 171.46	$ 166.08	$ 159.82
Tangible book value per share	160.74	155.30	148.59
SELECTED AVERAGE BALANCES
	Three Months Ended March 31
(thousands, except shares outstanding; unaudited)	2011	2010
Total assets	$ 21,385,014	$ 19,957,379
Investment securities	4,568,205	3,060,237
Loans and leases	13,904,054	13,789,081
Interest-earning assets	19,067,077	17,507,787
Deposits	18,065,652	16,576,039
Interest-bearing liabilities	15,543,484	14,681,127
Shareholders' equity	$ 1,752,129	$ 1,593,072
Shares outstanding	10,434,453	10,434,453
CAPITAL INFORMATION

(dollars in thousands; unaudited)	March 31 2011	December 31 2010	March 31 2010
Tier 1 capital	$ 1,995,259	$ 1,935,559	$ 1,853,929
Total capital	2,267,806	2,206,890	2,153,717
Risk-weighted assets	13,094,086	13,021,521	13,401,808
Tier 1 capital ratio	15.24%	14.86%	13.83%
Total capital ratio	17.32	16.95	16.07
Leverage capital ratio	9.35	9.18	9.36
ASSET QUALITY DISCLOSURES

	2011	2010
(dollars in thousands; unaudited)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Allowance for loan and lease losses at beginning of period	$ 227,765	$ 218,046	$ 188,169	$ 176,273	$ 172,282
Adjustment resulting from adoption of change in accounting for QSPEs and controlling financial interests effective January 1, 2010	--	--	--	--	681
Provision for loan and lease losses:
Covered by loss share agreements	32,557	24,411	42,597	16,554	3,310
Not covered by loss share agreements	11,862	10,480	17,276	15,272	13,620
Net charge-offs of loans and leases:
Charge-offs	(41,707)	(27,134)	(31,172)	(21,744)	(14,858)
Recoveries	2,120	1,962	1,176	1,814	1,238
Net charge-offs of loans and leases	(39,587)	(25,172)	(29,996)	(19,930)	(13,620)
Allowance for loan and lease losses at end of period	$ 232,597	$ 227,765	$ 218,046	$ 188,169	$ 176,273
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$ 54,629	$ 51,247	$ 43,028	$ 16,006	$ 6,810
Not covered by loss share agreements	177,968	176,518	175,018	172,163	169,463
Allowance for loan and lease losses at end of period	$ 232,597	$ 227,765	$ 218,046	$ 188,169	$ 176,273
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$ 29,175	$ 16,192	$ 15,575	$ 7,358	$ --
Not covered by loss share agreements	10,412	8,980	14,421	12,572	13,620
Total net charge-offs	$ 39,587	$ 25,172	$ 29,996	$ 19,930	$ 13,620
Reserve for unfunded commitments	$ 7,512	$ 7,246	$ 7,623	$ 7,414	$ 7,180
Average loans and leases:
Covered by loss share agreements	2,464,277	2,096,312	2,257,888	2,502,756	2,051,145
Not covered by loss share agreements	11,439,777	11,544,750	11,659,390	11,700,053	11,737,654
Loans and leases at period-end:
Covered by loss sharing agreements	2,628,409	2,007,452	2,222,660	2,367,090	2,602,261
Not covered by loss sharing agreements	11,425,312	11,480,577	11,545,309	11,622,494	11,640,041
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$ 223,617	$ 194,315	$ 264,653	$ 218,007	$ 123,602
Not covered by loss share agreements	79,856	78,814	84,753	73,179	61,904
Other real estate:
Covered by loss share agreements	137,479	112,748	99,843	98,416	109,783
Not covered by loss share agreements	49,584	52,842	47,524	46,763	48,368
Troubled debt restructurings:
Covered by loss share agreements	44,603	56,398	65,417	46,155	24,216
Not covered by loss share agreements	77,376	64,995	53,374	36,644	49,309
Total nonperforming assets	$ 612,515	$ 560,112	$ 615,564	$ 519,164	$ 417,182
Nonperforming assets covered by loss share agreements	$ 405,699	$ 363,461	$ 429,913	$ 362,578	$ 257,601
Nonperforming assets not covered by loss share agreements	206,816	196,651	185,651	156,586	159,581
Total nonperforming assets	$ 612,515	$ 560,112	$ 615,564	$ 519,164	$ 417,182
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	4.80%	3.13%	2.80%	1.19%	-- %
Not covered by loss share agreements	0.37	0.31	0.49	0.43	0.47
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	2.08	2.55	1.94	0.68	0.26
Not covered by loss share agreements	1.56	1.54	1.52	1.48	1.46

Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	14.67	17.14	18.51	14.71	9.50
Not covered by loss share agreements	1.80	1.71	1.60	1.34	1.37
Total	4.30	4.10	4.42	3.67	2.90
CONTACT:  Barbara Thompson
          First Citizens BancShares
          (919) 716-2716